UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 16, 2015, Elaine P. Wynn issued the following press release:

ELAINE WYNN URGES WYNN RESORTS STOCKHOLDERS
TO TAKE NO ACTION ON THE COMPANY’S PROXY CARD

Wynn Resorts Stockholders Should Wait for the GOLD Proxy Card for the 2015 Annual Meeting

Las Vegas — March 16, 2015 — Elaine Wynn, a co-founder and the third-largest stockholder of Wynn Resorts, Limited (“Wynn Resorts” or the “Company”) (NASDAQ: WYNN), today issued an open letter to the stockholders of the Company urging them not to vote any proxy card sent by Wynn Resorts for the 2015 Annual Meeting of Stockholders.  In the letter, Ms. Wynn announced that stockholders will soon be receiving her proxy materials and the GOLD proxy card, which they can use to support her candidacy for the Company’s board of directors.  The complete text of Ms. Wynn’s letter to stockholders follows:

March 16, 2015

AN IMPORTANT MESSAGE FROM

ELAINE WYNN

TO FELLOW STOCKHOLDERS OF

WYNN RESORTS, LIMITED

Elaine Wynn Urges Wynn Resorts Stockholders to

Wait for the GOLD Proxy Card for the

Wynn Resorts 2015 Annual Meeting of Stockholders

Dear Fellow Wynn Resorts Stockholders:

Soon you will be receiving a proxy statement from Wynn Resorts, Limited in connection with its 2015 Annual Meeting of Stockholders, scheduled to be held on April 24, 2015.  Wynn Resorts will seek your vote for the election of John J. Hagenbuch and J. Edward Virtue to the board.  Thereafter, you will be receiving my proxy statement seeking your vote for the election of me, Elaine Wynn, and one of the company’s nominees to the board.

I strongly urge you NOT to vote any proxy card sent to you by Wynn Resorts, and to wait for my proxy materials and the GOLD proxy card.

I have served tirelessly on your behalf for the past 13 years as a director and co-founder of Wynn Resorts.  The board recently took action to shrink the size of the board by one director and thereby exclude me from the board despite my immense industry knowledge and expertise, and my role building and promoting the Wynn business and brand through the years.  This action was without merit and therefore, I have decided to file my nomination and seek your vote for my re-election to the board.

I have more than 40 years of gaming and hospitality experience and have been an integral part of helping the company grow into the successful enterprise it is today.  No one at the company, other than our Chairman and CEO, is more knowledgeable about its history, its operations, its customers, or its award-winning staff.  Moreover, I am the last remaining woman on the board.  The appalling lack of diversity that the board’s recommendation would bring is clearly unacceptable.  We are a global consumer-oriented company that strives to appeal to both men and women and, as a result, it is critical that the views of women be represented on our board.

I am also the third-largest stockholder of Wynn Resorts, with more than 9.5 million shares, representing a 9.4% interest in the company.  It is clear that my interests are very much aligned with the interests of you, my fellow stockholders.  Given my substantial stockholdings in the company, you can be assured that I am keenly focused on viewing every board action through the lens of generating overall stockholder value.

My unique history with Wynn Resorts has afforded me a strong, independent voice on the board.  I do not simply toe the party line and instead hold our management team, including our Chairman and CEO, accountable to our stockholders.  The board’s action to exclude a strong and knowledgeable voice may make for a more homogeneous and compliant board, but I believe that is not at all in the best interests of our stockholders.

I urge you NOT to return any proxy card that you receive from Wynn Resorts or any materials giving your broker, banker or trustee authority to execute any proxy in favor of the nominees of Wynn Resorts.

Please wait until you receive my proxy materials and the GOLD proxy card before you cast your vote in connection with the 2015 Annual Meeting of Stockholders.

I M P O R T A N T

If you have any questions or need any further assistance, please call my proxy solicitor, Okapi Partners LLC, at (877) 629-6355.

Thank you very much for your support.

Elaine P. Wynn

Important Additional Information

On March 5, 2015, Elaine P. Wynn filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “Commission”), and she intends to file a definitive proxy statement as soon as permitted under Commission rules.  Ms. Wynn intends to solicit proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Company’s nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN COMPLETED AND AVAILABLE, MS. WYNN’S DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF WYNN RESORTS, LIMITED.  THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

Currently, the sole participant in the solicitation of proxies from stockholders of the Company is Elaine P. Wynn.  Ms. Wynn is currently a director of the Company, and she has served as a director since 2002.   Certain other information relating to Ms. Wynn is available in the preliminary proxy statement she filed with the Commission on March 5, 2015.

Investors Contact:

Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel

Okapi Partners LLC

212-297-0720

info@okapipartners.com

Media Contact:

Liz Micci / Luke Barrett

The Abernathy MacGregor Group

212-371-5999

edm@abmac.com / lpb@abmac.com